Exhibit (a)(5)(H)

PRESS RELEASE

FOR IMMEDIATE RELEASE

TIBERIUS CAPITAL URGES ALL MATHSTAR (OTC: MATH.PK) SHAREHOLDERS TO

TENDER AT $1.25 PER SHARE AND TO CALL MELLON AT 866-223-5707

FOR ASSISTANCE IN TENDERING PRIOR TO EXPIRATION ON JULY 20, 2009

CHICAGO, Illinois, July 14, 2009—Tiberius Capital II, LLC (“Tiberius”), a value-opportunity fund located in Chicago, announced today that it urges all MathStar (OTC:MATH.PK) shareholders who have MathStar shares held by brokerage firms to contact their brokers and instruct them to tender all of their MathStar shares. Tiberius further invites all shareholders of MathStar, whether their shares are held by brokerage firms or are represented by certificates held outside of brokerage firms, to call Mellon Investor Services at 866-223-5707 for help with procedures for tendering shares.

Tiberius especially urges shareholders who voted for liquidation at the Company’s Annual meeting on July 10, 2009 to tender to Tiberius. At the meeting, a shareholder proposal was presented to the MathStar shareholders to liquidate the Company. The proposal did not pass. “It is clear that the current Board of MathStar and its management have no intention to liquidate the Company, even though the Company ceased commercial business operations more than one year ago,” stated John M. Fife, who along with Robert T. Sullivan, is a principal of Tiberius Capital II, LLC. Mr. Fife added, “MathStar shareholders who are looking to sell their shares at close to liquidation value should tender to Tiberius prior to the expiration date on July 20, 2009.” Tiberius is offering $1.25 per share to all shareholders for all of their MathStar shares. The offer expires at 11:59 P.M. New York City time on July 20, 2009.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding MathStar’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

TIBERIUS CAPITAL II, LLC

303 EAST WACKER DRIVE, SUITE 311, CHICAGO, ILLINOIS 60601